Exhibit 3.2

FRANCISCO V. AGUILAR Secretary of State GABRIEL DI CHIARA Chief Deputy	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE

Commercial Recordings & Notary Division
202 N. Carson Street

Carson City, NV 89701

Telephone (775) 684-5708

Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030

Telephone (702) 486-2880

Fax (702) 486-2888

ERIC NEWLAN
800 PARKER SQUARE SUITE 205
FLOWER MOUND, TX 75028, USA	Receipt Version: 1

Special Handling Instructions:	Submitter ID: 135732

Charges

Description	Fee Description	Filing Number	Filing Date/Time	Filing Status	Qty	Price	Amount
Business Entity Filed Documents	Fees			Approved	1
Total

Payments

Type	Description	Payment Status	Amount
Credit Card	6755261807956219603099	Success
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ERIC NEWLAN

800 PARKER SQUARE SUITE 205

FLOWER MOUND, TX 75028, USA

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
Filed in the Office of Secretary of State State Of Nevada	Business Number E0103202006-8
Filing Number 20222825143
Filed On 12/19/2022 12:00:00 PM
Number of Pages 8

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer’s Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: LUDWIG ENTERPRISES, INC. Entity or Nevada Business Identification Number (NVID): E0103202006-8
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)

Certificate to Accompany Restated Articles or Amended and Restated Articles

Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒   Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)

Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box)                       incorporators                                 board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒   Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 86%

Officer’s Statement (foreign qualified entities only) -

     Name in home state, if using a modified name in Nevada:

     Jurisdiction of formation:

     Changes to takes the following effect:

The entity name has been amended.                               Dissolution

The purpose of the entity has been amended.                Merger

The authorized shares have been amended.                  Conversion

Other: (specify changes)

* Officers Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation

This form must be accompanied by appropriate fees.

Revised: 1/1/2019

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer’s Statement (PURSUANT TO NRS 80.030)

4. Effective Date and	Date:		Time:
Time: (Optional)	(must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

The entity name has been amended.

The registered agent has been changed (attach Certificate of Acceptance from new registered agent)

The purpose of the entity has been amended.

The authorized shares have been amended.

The directors, managers or general partners have been amended.

IRS tax language has been added.

Articles have been added.

☒    Articles have been deleted.

☒    Other.

The articles have been amended as follows: (provide article numbers, if available)

3A

(attach additional page(s) if necessary)

6. Signature: (Required)	X		ANNE BLACKSTONE CEO
		Signature of Officer or Authorized Signer	Title

	X		ANNE BLACKSTONE DIRECTOR
		Signature of Officer or Authorized Signer	Title
*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
Please include any required or optional information in space below: (attach additional page(s) if necessary)
SEE ATTACHED AMENDMENT

This form must be accompanied by appropriate fees.

Revised: 1/1/2019

LUDWIG ENTERPRISES, INC.

ENTITY NUMBER: E0103202006-8

ARTICLES OF INCORPORATION - AMENDMENT

AMMEND SECTION 3A:

~~Strike through section to be deleted~~

Red underlined sections to be added

Black Sections to be retained unchanged

ARTICLES OF AMENDMENT

TO

ARTICLES OF

INCORPORATION OF

LUDWIG ENTERPRISES.

INC.

SECTION 3A

Pursuant to Chapter 78.195 of the of the Nevada Revised Statutes, Ludwig Enterprises, Inc. ~~GOOO Green, Inc~~., a Nevada corporation (the “Corporation”), does hereby certify:

The Articles of Incorporation of the Corporation (the “Charter”) confer upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance, from time to time, in one or more series, of shares of preferred stock and, in the resolution or resolutions providing for such issue, establish for each such series the number of shares, the designations, powers, privileges, preferences and rights, if any, of the shares of such series, and the qualifications, limitations and restrictions, if any, of such series, to the fullest extent permitted by the Nevada Revised Statutes as the same exists or may hereafter be amended. On May 31, 2022, the Board of Directors duly adopted the following resolution increasing the authorized common shares of Issuer to 1,250,000,000 common share*, and creating a series of Convertible Preferred Stock, comprised of Seven Million (7,000,000) authorized shares, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, a series of the class of authorized convertible preferred stock, par value $0.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

FIRST:	These Articles of Amendment were adopted by the Board of Directors on May 31, 2022, in the manner prescribed by Chapter 78.195 of the of the Nevada Revised Statutes (“NRS”). Shareholder action was not required.

SECOND:	That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”), the Board of Directors adopted the following resolution on May 31, 2022, designating the total authorized shares of the Company be amended to 1,257,000,000 shares.

THIRD:	That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”), the Board of Directors adopted the following resolution on May 31, 2022, designating 1,250,000,000 share of the Company’s authorized shock as “Common Stock” par value $0.001 per share.

FOURTH:	That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”), the Board of Directors adopted the following resolution on May 31, 2022, designating 7,000,000 shares of the Company’s authorized stock as “Preferred”, also known as “Convertible Preferred Stock” par value $0.001 per share subject to the terms and conditions set forth herein below.

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, a series of Convertible Preferred Stock, having a par value of $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

DESIGNATON OF TERMS OF

PREFERRED STOCK

Seven Million (7,000,000) shares of the authorized Preferred Stock of the Corporation are hereby designated “Convertible Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations.

1. Fractional Shares. Convertible Preferred Stock may be issued in fractional shares.

2. Dividends. Convertible Preferred Stock shall be treated pari passu with Common Stock except that the dividend on each share of Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

3. Liquidation, Dissolution, or Winding Up. Payments to Holders of Convertible Preferred Stock shall be treated pari passu with Common Stock except that the payment on each share of Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate. Once issued Convertible Preferred Shares may not be transferred, liened. encumbered or sold without an affirmative vote of (two/thirds) 2/3rds or more vote of all issued “Convertible Preferred Stock”.

4. Voting. The shares of Series Convertible Preferred Stock shall vote on all matters as a class with the holders of Common Stock and each share of Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate.

5. Conversion Rate  ~~and Adjustments~~

(a)	Conversion Rate. The Conversion Rate shall be 100 shares of Common Stock for each share of Convertible Preferred Stock.

(a) *Conversion Rate.* **The Conversion Rate shall be 100 shares of Common Stock ~~(as adjusted pursuant to this Section 5)~~ for each share of Convertible Preferred Stock.**

~~(b) *Adjustment for Stock Splits and Combinations.* If the Corporation shall at any time or from time to time after the issuance of the Convertible Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the issuance of the Convertible Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.~~

~~(c) *Adjustment for Merger or Reorganization, etc.* If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Corporation in which the Common Stock (but not the Convertible Preferred Stock) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.~~

6. Automatic Conversion, on January 1st, 2025

7. Anti-Dilution Provision.

~~The holders of the Convertible Preferred Stock shall have anti-dilution rights (the "Anti- Dilution Rights") until and during the Two-year period after the Convertible Preferred shares are converted into shares of Common Stock at its then effective Conversion Rate. The anti-dilution rights shall be pro-rata to the holder's ownership of the Convertible Preferred Stock. The Company agrees to assure that the holders of the Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 65%, calculated on a fully diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to~~

~~8.~~ 6. Waiver. Any of the rights, powers, or preferences of the holders of Convertible Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of (two/thirds) 2/3rds or more of the shares of Convertible Preferred Stock then outstanding.

RESOLVED, FURTHER, that any executive officer of the Corporation be, and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment this 13th day December 2022.

Name:	Anne Blackstone
Title:	CEO, Ludwig Enterprises Inc.